Exhibit 99.1

CCMP CAPITAL AND THE HILLMAN COMPANIES ANNOUNCE PRICING OF

$330.0 MILLION OF 6.375% SENIOR NOTES DUE 2022 OF HMAN FINANCE SUB CORP.

New York, NY and Cincinnati, OH, June 12, 2014 — CCMP Capital Advisors, LLC (“CCMP”) and The Hillman Companies, Inc. (“Hillman”) today announced that HMAN Finance Sub Corp. has priced a private offering of $330.0 million in aggregate principal amount of its 6.375% senior notes due 2022. The aggregate principal amount of the notes was increased from $270.0 million, as previously disclosed, to $330.0 million. The notes are being offered only to qualified institutional buyers in accordance with Rule 144A and to non-U.S. persons under Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The offering is expected to close on or about June 30, 2014, subject to customary closing conditions including, without limitation, the closing of the Acquisition as described below. The net proceeds from the offering, together with other funding sources, will be used to fund the previously announced acquisition of Hillman by affiliates of CCMP (the “Acquisition”), repay certain existing indebtedness of Hillman and to pay related fees and expenses. The Acquisition is expected to be consummated prior to or concurrently with the closing of the offering.

The notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events, the future performance or financial condition of CCMP and Hillman following the Acquisition, the expected timing of the completion of the Acquisition and the offering and the ability to complete the Acquisition and the offering considering the various closing conditions. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of known and unknown risks and uncertainties. Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Hillman’s filings with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this report and, except to the extent required by applicable securities laws, CCMP and Hillman expressly disclaim any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If CCMP or Hillman does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.

The Hillman Companies Contact:

+1 513-851-4900, ext. 60292

CCMP Capital Contacts:

Andrew Cole/Brooke Gordon

Sard Verbinnen & Co

+1 212-687-8080